[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

July 20, 2015

Marina Hahn
1155 Park Avenue
New York, NY 10128
Dear Marina:
This letter agreement sets out the terms of your continued employment with Flex Pharma, Inc. (the “Company”) and amends that certain offer letter between you and the Company dated September 4, 2014, as amended on May 27, 2015 (as amended, the “Offer Letter”).
The Company and you agree that, effective July 1, 2015, your annual salary will be increased from $306,000 to $375,000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures. Further, effective July 1, 2015, your target bonus potential will be increased from 45% to 50% of your adjusted annual salary. Therefore, on a pro rated basis, your target bonus amount for 2015 will equal $162,600. Your actual bonus amount will be determined by the Company’s Board of Directors (or a committee thereof).
In addition, at its next regularly scheduled meeting, the Company’s Board of Directors will grant you an option (the “Performance-based Option”) to purchase 150,000 shares of the Company’s Common Stock at a price per share equal to the closing price for one (1) share of the Company’s Common Stock on the date of grant. This option grant shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and a Stock Option Agreement. The Performance-based Option will vest according to the following schedule:

1.	If EAMC Revenue (as defined below) for the period beginning on July 1, 2016 and ending on June 30, 2017 equals or exceeds $[**], then 75,000 shares shall vest.

2.	If EAMC Revenue for the period beginning on July 1, 2018 and ending on June 30, 2019 equals or exceeds $[**], then the remaining 75,000 shares shall vest.
As used herein, “EAMC Revenue” shall mean gross revenue for the EAMC Products (as defined below) less any reductions (e.g., discounts, credits, returns, payments, etc.) required to arrive at net revenue reported by the Company, on a consolidated basis, for the EAMC Products, determined in accordance with generally accepted accounting principles. The EAMC Revenue for the applicable periods shall be determined by the Company by reference to its consolidated financial statements for such periods as soon as practicable after such financial statements have been finalized.
As used herein, “EAMC Products” shall mean all products marketed by the Company for the treatment and/or prevention of muscle cramps associated with exercise. For the avoidance of doubt, EAMC Products shall exclude (i) products marketed to individuals primarily for the prevention and/or treatment of nocturnal leg cramps (except where such muscle cramps are associated with exercise), and (ii) products that treat muscle cramps or spasms associated with an underlying disease (e.g., muscle cramping associated with amyotrophic lateral sclerosis (ALS)).

Shares that do not vest in accordance with the foregoing schedule shall be forfeited by you and you shall not be entitled to exercise the Performance-based Option for such shares at any time. In accordance with that certain amendment to the Offer Letter dated May 27, 2015, if within thirty (30) days prior to a Change in Control (as defined in the Offer Letter) or within twelve (12) months following a Change in Control, the Company or any successor thereto terminates your employment other than for Cause (as defined in the Offer Letter), or you terminate your employment for Good Reason (as defined in the Offer Letter), then the Company shall provide that any unvested shares of the Performance-based Option that remain eligible for vesting (i.e., shares that have not been previously forfeited) shall become fully vested as of the date of such termination.
The share amounts set forth above shall be subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or similar recapitalization affecting the Company’s Common Stock. No right to any stock is earned or accrued until such time that vesting occurs, nor will the option grant confer any right to continued vesting or employment.
All other terms and provisions of the Offer Letter not expressly modified hereby shall remain in full force and effect. This letter may not be modified or amended except by a written agreement signed by the Company and you.
                Sincerely,

            Flex Pharma, Inc.
/s/ Christoph Westphal
Name: Christoph Westphal
Title: President and CEO
Agreed to and accepted:

/s/ Marina Hahn
Marina Hahn